Exhibit 99.1
SHAREHOLDER LETTER
A message from our Chief Executive Officer
We produced strong results in 2008, in spite of a challenging economic environment. Consumer loan unit volumes grew 13.7% and adjusted net income per share increased 34.3%. Adjusted net income was $82.8 million, a record for our Company1. Our solid results were in sharp contrast to those of many other companies in our industry. While the downturn in the economy adversely impacted our loan performance, and our loan originations were constrained as a result of capital market conditions, these negative effects were offset by a more favorable competitive environment, which allowed us to increase pricing and therefore the expected profitability of new loan originations.
Our outlook for 2009 is both optimistic and cautious—optimistic because of our experience and track record, but cautious because our business entails substantial risk even in a stable economy. That business consists of investing in auto loans. The profitability of each loan is primarily a function of the cash payments we receive from the loan. We do not know at the time of origination how much cash we will ultimately realize, but instead must estimate it. Although we have been able to estimate future loan collections with reasonable precision historically, the uncertain external environment increases our risk of error. We believe we have taken reasonable steps to mitigate this risk, as discussed below, but we recognize that future changes in the economic environment may be beyond our ability to anticipate. We intend to stay vigilant as conditions change throughout the remainder of this year and beyond.
The strong results we achieved last year were due not just to executing well, but to taking a disciplined approach to competition during the previous five years. We have learned over many years that success in our industry requires us to pay close attention to the competitive cycle, and to maintain realistic expectations for loan performance and origination volume in all parts of the cycle.
We have witnessed the cycle of competition several times in our history. When I joined Credit Acceptance in 1991, there was little competition and we had almost unlimited opportunity to write new business at very high levels of profitability. But that environment changed rapidly and by 1995, we were contending with so much competition that we were unable to write profitable business at all. This cycle ended in 1997 with most of our competitors exiting the market.
The next cycle began in 2003. The competitive environment became increasingly difficult as capital to fund our competitors became easy to find. The cycle ended in late 2007 when our competitors started to experience higher than expected credit losses and disappointing financial results. That this happened is not surprising. Our competitors write business at very low levels of profitability and use very high levels of debt. They inevitably encounter higher than expected losses and, since they have little margin for error, they are forced to significantly reduce origination levels or, worse, to liquidate.
The poor performance of our competitors, and the even more significant issues in the overall economy, have caused capital for our industry to be in short supply. Lenders, having experienced huge losses in many of their investments, are justifiably cautious. In spite of these conditions, we made good progress in 2008 securing debt capital.
In January of 2008, we renewed and expanded our bank line of credit to $133.5 million from $75.0 million. In addition, we extended the maturity of this facility to June 2010. In February of 2008, the facility was further expanded to $153.5 million.

[1]	2008 GAAP net income was $67.2 million. 2008 GAAP earnings per share increased 22.7% over 2007.

Also in February of 2008, we extended the maturity of our $325.0 million warehouse line of credit to February of 2009. In August of 2008, we extended the maturity again to August of 2009.
In April of 2008, we completed a $150.0 million asset-backed non-recourse secured financing. In May of 2008, we completed a similar $50.0 million financing.
These transactions allowed us to continue to originate a significant volume of new loans during 2008. Our lending sources recognized our solid long-term financial performance and our conservative use of debt. Although the underlying consumer loans we originate are considered high-risk, we offer lenders a very low-risk investment opportunity. Based on our debt outstanding at year-end, in order for our lenders to receive less than 100% of their expected principal and interest payments, our actual loan collection rate would need to be less than 50% of the amount we currently project. Although the economic environment we face going forward may reduce collection rates below current expectations, our lenders benefit from an extremely large margin of safety.
The capital markets became less accessible as the year progressed. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the year. During the first half of 2009, we are targeting origination unit volumes that are approximately 10% lower than those for the prior year. Origination levels for the second half of 2009 and for 2010 will depend on our success in renewing our warehouse and bank lines, and in securing additional debt capital. Given current market conditions, the probability of attracting additional debt capital or renewing our existing lines is difficult to predict. If we are unsuccessful, origination levels will be further curtailed. Because our consumer loan terms are short, and our loan portfolio is performing well, a reduction in loan volumes would result in a rapid reduction in debt levels. In a worst-case scenario, our debt levels would be reduced significantly by the end of 2010, and growth in loan originations could resume in 2011. However, given our strong performance in 2008, we are optimistic that we can secure sufficient financing and avoid this worst-case scenario.
EARNINGS
The table below summarizes our GAAP-based earnings results for 2001–2008:

	GAAP net income	Year-to-year
	per share	change

2001	$0.57
2002	$0.69	21.1%
2003	$0.57	-17.4%
2004	$1.40	145.6%
2005	$1.85	32.1%
2006	$1.66	-10.3%
2007	$1.76	6.0%
2008	$2.16	22.7%

Compound annual growth rate 2001-2008		21.0%
GAAP-based net income per share (diluted) increased 22.7% in 2008. Since 2001, GAAP-based earnings per share have grown at an annual compounded rate of 21.0%.

ADJUSTED EARNINGS
Our 2008 year-end earnings release included two adjustments to our GAAP financial results that are important for shareholders to understand: (1) a floating yield adjustment, and (2) a program fee yield adjustment.
Floating yield adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.
Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us. We compensate the automobile dealer for the loan through two types of payments. The first payment is made at the time of origination. The remaining compensation is paid over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.
Finance charge revenue equals the cash we collect from a loan (i.e., repayments by the consumer), less the amounts we pay to the dealer-partner (advance + dealer holdback). In other words, finance charge revenue equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.
Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.
Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a dealer loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one dealer loan increase by $1,000 and forecasted cash flows from another dealer loan decrease by $1,000, no change in our shareholders’ economic position has occurred. GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period, and to record the $1,000 favorable change as income over the remaining life of the loan.
Shareholders relying on our GAAP financial statements would therefore see earnings which understate our economic performance in the current period, and earnings which overstate our economic performance in future periods.
The floating yield adjustment reverses the distortion caused by GAAP by treating both favorable and unfavorable changes in expected cash flows consistently. In other words, both types of changes are treated as adjustments to our loan yield over time.

Program fee yield adjustment
The purpose of this adjustment is to make the results for program fee revenue comparable across time periods. In 2001, the Company had begun charging dealer-partners a monthly program fee for access to the Company’s Internet-based Credit Approval Processing System, also known as CAPS. In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged. However, based on feedback from field sales personnel and dealer-partners, the Company concluded that structuring the fee in this way was contributing to increased dealer-partner attrition. To address the problem, the Company changed its method for collecting these fees.
As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period. The change reduced per unit profitability, since cash that previously was collected immediately is now collected over time. In addition, the change required us to modify our GAAP accounting method for program fees. Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing them over the term of the dealer loan. This new GAAP treatment is more consistent with the cash economics. To allow for proper comparisons in the future, the program fee adjustment applies this new GAAP treatment to all pre-2007 periods.
The following table shows earnings per share (diluted) for 2001–2008 after the two adjustments:

	GAAP net income	Floating yield	Program fee	Adjusted net income	Year-to-year
	per share	adjustment per share	adjustment per share[1]	per share[2]	change

2001	$0.57	$0.03	$(0.03)	$0.57
2002	$0.69	$0.06	$(0.05)	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$0.55	-21.4%
2004	$1.40	$0.00	$(0.03)	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$2.65	30.5%
Compound annual growth rate 2001-2008					24.5%

[1]	The program fee adjustment will become less significant in future periods. The program fee adjustment is projected to be $0.03 per share in 2009, $0.01 per share in 2010 and immaterial starting in 2011.

[2]	The adjusted net income per share results and year-to-year changes shown in the table differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from the table for simplicity. See Exhibit A for a reconciliation of all adjustments.
As the table shows, adjusted net income per share (diluted) increased 30.5% in 2008. Over the full eight-year period, adjusted net income per share increased at an annual compounded rate of 24.5%. In most years, the two adjustments had a relatively insignificant impact on our results. However, in 2008 the impact of the floating yield adjustment was significant because we reduced our expectations for loan performance. We believe the adjusted results more accurately reflect our performance in 2008 than do the non-adjusted results.

ECONOMIC PROFIT
We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the two adjustments discussed above, Economic Profit differs from GAAP-based net income in one other important respect: Economic Profit includes a cost for equity capital.
The following table summarizes Economic Profit on a diluted per share basis for 2001–2008:

	Adjusted net	Imputed cost of	Adjusted Economic
	income per share	equity per share	Profit per share

2001	$0.57	$(0.69)	$(0.12)
2002	$0.70	$(0.82)	$(0.12)
2003	$0.55	$(0.80)	$(0.25)
2004	$1.37	$(0.84)	$0.53
2005	$1.74	$(0.88)	$0.86
2006	$1.59	$(0.84)	$0.75
2007	$2.03	$(0.87)	$1.16
2008	$2.65	$(1.15)	$1.50
Economic Profit per share (including the floating yield and program fee adjustments) improved 29.3% in 2008, to $1.50 from $1.16 in 2007.
Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas for the last eight years:

	Adjusted average		Adjusted
	capital invested	Adjusted return	weighted average
	(in thousands)	on capital	cost of capital	Spread

2001	$469,939	7.4%	8.4%	-1.0%
2002	$462,010	7.7%	8.9%	-1.2%
2003	$437,467	6.6%	9.0%	-2.4%
2004	$483,734	13.1%	8.6%	4.5%
2005	$523,438	14.7%	8.3%	6.4%
2006	$548,482	12.9%	8.1%	4.8%
2007	$710,114	12.1%	7.0%	5.1%
2008	$974,976	11.2%	6.4%	4.8%
Compound annual growth rate 2001-2008	11.0%
See Exhibit A for a reconciliation of the above adjusted financial measures to the most relevant GAAP financial measures.
As the table shows, the improvement in Economic Profit per share from 2001 through 2005 resulted primarily from increases in the adjusted return on capital. In 2006—a year in which Economic Profit per share declined—adjusted return on capital was again the main driver, but in the opposite direction. Adjusted return on capital declined as a result of a $7.0 million after-tax charge related to an agreement to settle litigation (growing out of an activity that occurred 10 years prior) and a $4.4 million after-tax gain from discontinued operations recorded in 2005. After 2006, the improvement in Economic Profit per share resulted from increases in adjusted average capital and decreases in the adjusted cost of capital. The decreases were due to lower borrowing costs and greater use of debt, which carries a lower average cost than equity capital. These favorable trends after 2006 were partially offset by lower returns on capital as a result of pricing changes we made in 2006 and 2007 to respond to a more competitive market environment. We reversed the pricing changes in 2008 as competitive conditions improved. If loan performance meets our current expectations and market conditions allow us to maintain our current pricing, the 2008 pricing changes are likely to result in improved returns on capital in future periods.
LOAN PERFORMANCE
One of the most important variables determining our financial success is loan performance. The most important time to correctly assess future loan performance is at origination, since that is when we determine the advance we pay to the dealer-partner. Assessing future collection rates is difficult, however. Knowing this, we allocate significant time and attention to the process. Most importantly, we maintain realistic expectations about the precision of our estimates, and set advance rates so that even if we overestimate loan performance, the loans are still highly likely to be profitable.
At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to evaluate the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term. We developed our first credit scorecard in 1998, and have revised it several times since then. An accurate credit scorecard allows us to evaluate and properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.
Subsequent to loan origination, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, as we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.
The following table compares, for each of the last eight years, our most current forecast of loan performance with our initial forecast:

	12/31/2008			Current forecast as %
	forecast	Initial forecast	Variance	of initial forecast

2001	67.4%	70.4%	-3.0%	95.7%
2002	70.4%	67.9%	2.5%	103.7%
2003	73.8%	72.0%	1.8%	102.5%
2004	73.4%	73.0%	0.4%	100.5%
2005	74.1%	74.0%	0.1%	100.1%
2006	70.3%	71.4%	-1.1%	98.5%
2007	67.9%	70.7%	-2.8%	96.0%
2008	67.9%	69.7%	-1.8%	97.4%
The loans we originated in 2002–2005 have performed better than our initial expectation, while loans originated in 2001 and in 2006–2008 have performed worse. Loan performance can be explained by a combination of internal and external factors. Internal factors affecting loan performance include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values and the cost of other required expenditures (such as for food and energy) that impact our customers.
The following table highlights one external factor, the national unemployment rate, and compares it to our loan performance variance as defined in the table above. For purposes of this comparison, we used the average change in the national unemployment rate over the 24-month period following loan origination. For loans originated within the last 24 months, we used the change in the unemployment rate that occurred through December of 2008:

	Variance in loan	24-month change in
	performance from	the average national
	initial estimate	unemployment rate

2001	-3.0%	1.3%
2002	2.5%	-0.2%
2003	1.8%	-0.9%
2004	0.4%	-0.9%
2005	0.1%	-0.4%
2006	-1.1%	1.2%
2007	-2.8%	2.6%
2008	-1.8%	1.5%

Average	-0.5%	0.5%
The years 2002–2005 were each followed by a 24-month period in which the unemployment rate decreased, while 2001 and 2006 were each followed by a 24-month period in which unemployment rose. As the table shows, loans originated in 2002–2005 have performed better than we initially expected, whereas loans originated in 2001 and 2006 have performed worse. For 2007 and 2008, we do not have a full 24 months of seasoning for all loans originated. However, over the period we do have, the relationship between loan performance and the unemployment rate appears to be following the historical pattern.
As the economy deteriorated in 2008 and we observed that recent loans were no longer performing as well as expected, we took two types of actions. One was to reduce advance rates throughout the year in response to the contraction of the capital markets as well as declining competition. The other was to adjust our forecasted collection rates. In the second quarter of 2008, we reduced our forecasted collection rate for loans originated in 2006–2008 by 100 to 300 basis points. In the third quarter of 2008, actual loan performance was consistent with our revised expectations. But in the fourth quarter, loan performance declined once again, and we further reduced our forecast for loans originated after September 30, 2007, this time by an additional 100 basis points. We now expect collection rates for new originations to run 400 basis points below the rates we forecast for similar loans prior to the adjustments. The 400 basis point reduction reflects both the negative variance experienced to date on 2007 and 2008 loans (280 basis points and 180 basis points, respectively) and an expectation that the unemployment rate will continue to increase. During the first two months of 2009, actual loan performance has been consistent with our revised forecast.
Overall, given the rapid weakening of the economic environment last year, we are encouraged by our loan performance. At the end of 2006, the national unemployment rate was 4.4%. By the end of 2008, it had increased to 7.2%. In spite of this, we now expect loans originated in 2006 to produce a collection rate that is only 110 basis points less than our original estimate. As a result, although the increase in the unemployment rate has been severe, loans originated during 2006 should still be very profitable. Since over 80% of the expected collections from 2006 originations have already been received, our current estimated collection rates and therefore our conclusions regarding the loans’ profitability are fairly certain.

The performance of loans originated in 2007 is similarly encouraging. The unemployment rate at the end of 2007 was 4.9%, meaning that for 2007 loans, the increase in the unemployment rate has been only slightly less severe than for the 2006 group, but it has occurred over a much shorter time period. Moreover, because 2007 was a period of extreme competition and we had not yet adjusted our scorecard to reflect economic changes, 2007 loans were originated and priced during the worst possible environment. In spite of this, the expected collection rate for these loans has declined by only 280 basis points. With 55% of our expected collections now realized, we continue to expect these loans to be very profitable.
Further, given the actions we took last year—pricing our loans to achieve a higher return on capital, and reducing our expectations for loan performance—we believe it to be very likely that our 2008 and 2009 loan originations will produce an appropriate level of profitability as well.
We believe our success in generating profitable loans is attributable to the way we approach and structure our business:
•	We maintain consistent standards for new loan originations. During extremely competitive periods, it is common for industry participants to relax underwriting standards. Our view is that the sizable loan performance declines experienced by other industry participants reflect not only economic pressures, but also the relaxed underwriting standards that were prevalent during 2006 and 2007. The reason we have experienced relatively modest declines in loan performance, we believe, is that we have maintained our underwriting discipline in spite of competitive pressures.

•	We originate loans with an expected return on capital that is meaningfully higher than our cost of capital. As a result, even if our loans do not perform as we expect, they are still very likely to be profitable.

•	The economic penalty that occurs if our loans under-perform is shared with our dealer-partners. Under our Portfolio Program, which represents 70% of our current loan portfolio, our dealer-partners receive 80% of all collections received (net of certain collection costs) after repaying their initial advance. This significantly reduces the impact on our shareholders of a shortfall in collection results, since the amount of the shortfall is partially offset by a reduction in the amounts that would otherwise be paid to our dealer-partners.
UNIT VOLUME
The following table summarizes unit volume growth for 2001–2008:

		Year-to-year
	Unit volume	change

2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
Compound annual growth rate 2001-2008		10.1%

Except for 2002, when we had difficulty obtaining capital and were forced to reduce loan originations, we have been successful in growing unit volumes each year. For the 2001–2008 period, unit volumes have grown at an annual compounded rate of 10.1%.
Historically, I have explained unit volume trends by focusing on three variables: the number of new dealer-partners, dealer-partner attrition and the average volume per dealer-partner. Although we continue to focus on these factors, they have ceased to be the primary determinants of unit volume, as volume is now largely determined by the amount of capital we have to fund new loan originations. For completeness, however, I will review the data on new dealer-partner enrollments, attrition and volume per dealer-partner, and make some brief comments on each one.
Enrollments– The number of new dealer-partners added in each of the last eight years is summarized below:

New dealer-partners
2001	310
2002	156
2003	331
2004	456
2005	738
2006	857
2007	1,162
2008	1,202
We have historically been successful at enrolling new dealer-partners in our program. Because our target market is large, consisting of more than 50,000 franchised and independent automobile dealers, and because many of our competitors have now significantly reduced origination volumes or have exited the market entirely, we expect to be able to continue enrolling a significant volume of new dealer-partners for the foreseeable future.
Attrition—This factor, expressed as the percentage of dealer-partners who were active in one year but inactive in the next year, is summarized below:

Attrition
2001	30.5%
2002	43.9%
2003	30.4%
2004	22.6%
2005	19.4%
2006	25.0%
2007	26.2%
2008	28.6%
Attrition increased in 2008, 2007 and 2006 after steadily declining in 2005, 2004 and 2003. The increase in 2006 and 2007 is attributable to a more difficult competitive environment, while the increase in 2008 is attributable to the numerous pricing changes we implemented during the year. When we reduce advance rates, dealer-partners find it more difficult to originate profitable loans. This impacts both volume per dealer- partner and attrition. In addition, many automobile dealers exited the market entirely in 2008 as a result of extreme pressure from the deteriorating economy.

Volume per dealer-partner – The following table summarizes unit volume per dealer-partner for 2001–2008:

	Average volume	Year-to-year
	per dealer-partner	change

2001	52.5
2002	59.1	12.6%
2003	64.7	9.5%
2004	61.2	-5.4%
2005	46.2	-24.5%
2006	41.3	-10.6%
2007	37.7	-8.7%
2008	37.2	-1.3%
After increasing in 2002 and 2003, volume per dealer-partner declined in each of the next five years. Shareholders should take comfort in the declines in average volume per dealer-partner, since they reflect our decision to maintain pricing and underwriting standards during the highly competitive period of 2004–2007, as well as our decision to reduce advance rates in 2008. Had we elected to pursue a strategy of increasing or maintaining volume per dealer-partner during those years—a strategy pursued by many of our competitors—we would be in a much worse position today.
SHARE REPURCHASES
We did not repurchase shares in 2008. As noted above, the changes in the capital markets caused capital to be in short supply. Instead, we used all of our available capital to fund new loans.
Our historical approach has been to use excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, share repurchases are given more favorable tax treatment than are dividends. Shareholders who sell a portion of their holdings in effect receive the same benefit as they do from a dividend, but they are only taxed on the difference between the cash proceeds from the sale and the cost basis of their shares. With a dividend, the entire cash amount received is taxable. In addition, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner.
Second, a share repurchase provides shareholders with the discretion to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase program.) A dividend does not provide similar flexibility. Third, repurchasing shares below intrinsic value increases the value of the remaining shares.
Since beginning our share repurchase program in mid-1999, we have repurchased approximately 20.4 million shares at a total cost of $399.2 million. While the average price paid per share has been well below our current estimate of intrinsic value, it is easy to conclude with the benefit of hindsight that shareholders would likely have been better off had we elected to retain the capital used for a significant portion of these repurchases. Although we believe the benefits of repurchasing shares are as described (and are preferable to the benefits of dividends), we applied our policy in error by believing we had excess capital when in fact, as a result of the credit crisis, we didn’t. We are likely to again repurchase shares at some point, since eventually our profits will need to be distributed to shareholders. However, we will be much more cautious in our assessment of future capital needs. In the near term, profits will be used to reduce our level of debt outstanding.
KEY SUCCESS FACTORS
Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.
Our core product has remained essentially unchanged for 37 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of thousands of people.
However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:
•	We have developed the ability to offer guaranteed credit approval while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•	We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and are now bankrupt. Approximately 50% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•	We have learned how to develop relationships with dealer-partners that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer-partner has significant influence over loan performance. Learning how to create relationships with dealer-partners who share our passion for changing lives has been one of our most important accomplishments.

•	We have developed a much more complete program for helping dealer-partners serve this segment of the market. Over the years, many dealer-partners have been overwhelmed by the work required to be successful in our program. Many dealer-partners have quit, telling us the additional profits generated from our program were not worth the effort. We have continually worked to provide solutions for the many obstacles that our dealer-partners encounter. It is impossible to quantify the impact of these initiatives on our loan volume because of the changing external environment. However, anecdotal evidence suggests our efforts have been worthwhile. Continuing to make our program easier for dealer-partners will likely produce additional benefits in the future.

•	We have developed a strong management team. Our team is deeper and more talented than at any other time in our history. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•	We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•	We have developed a unique system, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take 1–4 hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealer-partners to use, and allows us to deploy much more precise risk-adjusted pricing.

•	We have developed a high-quality field sales force. Our sales team provides real value to our dealer-partners. Team members act as consultants as we teach dealer-partners how to successfully serve our market segment.

•	We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealer-partners, and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer-partner satisfaction on a monthly basis to assess our performance, and use these measures to make adjustments when necessary.

•	We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, communicating fully, managing performance, providing training, maintaining effective incentive compensation plans, and providing the technology and processes required for operational excellence.
A FINAL NOTE
We faced a unique set of challenges last year, but once again delivered outstanding financial results. Our recent financial performance and our longer-term track record present a compelling case that something exceptional is occurring at our Company. We start with a customer that other companies avoid, and provide an opportunity for this customer to obtain a vehicle, establish a positive credit history, and move his or her life in a positive direction. Our team members take pride in our product, and deserve credit for our success. I admire their perseverance, am proud of their many accomplishments and am grateful for their efforts.
Brett A. Roberts
Chief Executive Officer

EXHIBIT A
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

	GAAP	Floating yield	Program fee	Other	Adjusted
(in thousands)	net income	adjustment	adjustment	adjustments[1]	net income

2008	$67,177	$13,079	$2,075	$461	$82,792

	GAAP	Floating yield	Program fee	Other	Adjusted
	net income	adjustment	adjustment	adjustments	net income	Year-to-year
	per share	per share	per share	per share[1]	per share	change

2007	$1.76	$0.11	$0.16	$(0.05)	$1.98
2008	$2.16	$0.42	$0.07	$0.01	$2.66	34.3%

[1]	Other adjustments include gain from discontinued United Kingdom segment (after-tax), litigation, interest expense related to interest rate swap agreement, and adjustment to record taxes at 37%, as disclosed in the Company’s year-end earnings release.

	GAAP average	Floating yield	Program fee	Adjusted average
(in thousands)	capital invested[1]	adjustment	adjustment	capital invested

2001	$466,802	$3,451	$(314)	$469,939
2002	$457,641	$5,792	$(1,423)	$462,010
2003	$431,973	$7,933	$(2,439)	$437,467
2004	$478,345	$8,730	$(3,341)	$483,734
2005	$520,376	$7,574	$(4,512)	$523,438
2006	$550,017	$5,510	$(7,045)	$548,482
2007	$707,755	$8,198	$(5,839)	$710,114
2008	$963,569	$13,762	$(2,355)	$974,976

[1]	Average capital invested is defined as average debt plus average shareholders’ equity.

	GAAP	Floating yield	Program fee	Adjusted return
	return on capital[1]	adjustment	adjustment	on capital

2001	7.4%	0.2%	-0.2%	7.4%
2002	7.7%	0.5%	-0.4%	7.7%
2003	6.8%	0.2%	-0.4%	6.6%
2004	13.5%	-0.3%	-0.1%	13.1%
2005	15.6%	-0.6%	-0.3%	14.7%
2006	13.3%	-0.1%	-0.3%	12.9%
2007	11.0%	0.4%	0.8%	12.1%
2008	9.8%	1.2%	0.2%	11.2%

[1]	Return on capital is defined as net income plus interest expense after-tax divided by average capital.

	GAAP weighted			Adjusted weighted
	average cost	Floating yield	Program fee	average cost
	of capital[1]	adjustment	adjustment	of capital

2001	8.4%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	6.4%

[1]	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)].
NOTE: Amounts may not add due to rounding.
Forward-Looking Statements
We make forward-looking statements in this letter and may make such statements in future filings with the Securities and Exchange Commission. We may also make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “assumes,” “forecasts,” “estimates,” “intends,” “plans”, “target” or similar expressions, we are making forward-looking statements.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. These forward-looking statements represent our outlook only as of the date of this letter. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth under Item 1A of our Form 10-K for the year ended December 31, 2008 and the risks and uncertainties discussed in our other reports filed or furnished from time to time with the Securities and Exchange Commission.